Exhibit 10.21

Pillsbury Draft 5/27/15

U.S.$40,000,000.00

TRANCHE I CREDIT AGREEMENT

dated as of

May 29, 2015

among

DIGICEL INTERNATIONAL FINANCE LIMITED,

as Borrower,

the LENDERS from time to time parties hereto

and

CITIBANK, N.A.,

as Administrative Agent

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SCHEDULES:

Schedule I	Commitments and Lending Offices
Schedule II	Restricted Subsidiaries and Equity Interests
Schedule III	Conditions Precedent
Schedule IV	Additional Covenants
Schedule V	Notice Information for Lenders
Schedule 8.2	Notice Information for the Borrower and Administrative Agent

EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance

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TRANCHE I CREDIT AGREEMENT, dated as of May 29, 2015 (the “Agreement”), among DIGICEL INTERNATIONAL FINANCE LIMITED, an international business company organized and existing under the laws of St. Lucia (the “Borrower”), the Lenders from time to time parties hereto (the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders from time to time parties hereto (in such capacity and together with any successor appointed pursuant to Article 7, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, through its direct or indirect subsidiaries, conducts cellular telephone, mobile data information and communication technology services and related businesses, pursuant to licenses granted to certain subsidiaries of the Borrower by the applicable authorities;

WHEREAS, the Borrower has requested that the Lenders make loans in order that the proceeds thereof may, among other things, be invested in and used by various operating subsidiaries of the Borrower in order to provide the services described above and for other corporate purposes pursuant to the terms of the credit documents entered into from time to time;

WHEREAS, each Lender has agreed to make such loans on the terms and conditions set forth in this Agreement and in the Common Agreement (as defined below); and

WHEREAS, to induce the Lenders to provide such loans, the Borrower is, among other things, entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Common Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with such account details as may be provided in writing to the Borrower.

“Advance” means an advance made by a Lender pursuant to its Commitment.

“Advance Date” means the date upon which any Advance is made by a Lender hereunder.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Agreement Currency” has the meaning assigned to such term in Section 8.11(b)(ii).

“Applicable Margin” means, for any Interest Period, 3.5% per annum.

“Arranger Fee Letter” means the Fee Letter dated on or about May 29, 2015 between Butterfield Bank (Cayman) Limited and the Borrower.

“Assigning Lender” has the meaning assigned to such term in Section 2.14(a).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Basel III” means, collectively, the consultative papers issued by the Basel Committee on Banking Supervision in December 2009 entitled “Strengthening the resilience of the banking sector” and “International framework for liquidity risk measurement, standards and monitoring,” in each case, together with any amendments thereto or any other requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities which implements Basel III.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrowing” means the borrowing consisting of Advances made on the Effective Date.

“BTC Acquisition” means the merger of Longtail Limited with and into Barrie Holdings Limited pursuant to the Combination Agreement and the statutory merger agreement exhibited thereto, whereby Barrie Holdings Limited will be the surviving company called “Digicel Holdings (BTC) Limited” and a wholly owned subsidiary of Telecommunications (Bermuda & West Indies) Limited.

“Combination Agreement” means the Combination Agreement dated January 9, 2015 (as amended, supplemented, assigned or otherwise modified from time to time) by and among the Sellers identified therein, Telecommunications (Bermuda & West Indies) Limited, as the Buyer, and Digicel Group Limited, as the Guarantor.

“Commitment” has the meaning assigned to such term in Section 2.1.

“Common Agreement” means the Amended and Restated Common Agreement dated as of March 23, 2007 among the Borrower, Citibank, N.A., as Tranche A Administrative Agent and Tranche B Administrative Agent, Citibank, N.A., as Revolving Administrative Agent, Pan Caribbean Merchant Bank Limited, as Jamaica Trustee, RBTT Trust Limited, as US$ Trustee, Citibank N.A., as Collateral Agent, Scotia Jamaica Investment Management Limited, as Mossel Co-Collateral Agent, RBTT Trust Limited, as DECL Co-Collateral Agent, Butterfield Bank (Cayman) Limited, as Cayman Co-Collateral Agent and Banco Cuscatlan, S.A., as El-Salvador Co-Collateral Agent.

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“Confidential Information” means all non-public information furnished to the Administrative Agent or any Lender, by or on behalf of the Borrower, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

“Corruption” means the following:

(i) the promise, offering or giving, to a Public Official, directly or indirectly, of an undue advantage of any nature, for the Official himself or herself or another person or entity, in order that the Official acts or refrains from acting in the exercise of his or her official duties; or

(ii) the solicitation or acceptance by a Public Official, directly or indirectly, of an undue advantage of any nature, for the Official himself or herself or another person or entity, in order that the Official acts or refrains from acting in the exercise of his or her official duties.

“Defaulting Lender” means at any time, subject to Section 8.19, (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder, unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) (it being understood that, if it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such failure), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement) (it being understood that, if it is ultimately determined by a court of competent jurisdiction by a final and nonappealable judgment that such condition was in fact satisfied, such Lender shall be a Defaulting Lender from the date of such failure), (iii) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent, failed to confirm in writing to the Administrative Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or

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agreements made with such Lender. Any reasonable determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 8.19) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Dodd-Frank” means, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith.

“Effective Date” has the meaning set forth in Section 8.14.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender (including any affiliated collateralized loan obligation vehicle); (c) a commercial bank organized under the laws of the United States of America, or any State thereof, and having a combined capital and surplus of at least $100,000,000; (d) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, and having a combined capital and surplus of at least $100,000,000; (e) a commercial bank organized under the laws of any other country that is a member of the OECS or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (e); (f) the central bank of any country that is a member of the OECS; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of at least $100,000,000; (h) any special purpose funding vehicle established by any Lender or otherwise established by any Person for the purpose of purchasing and assuming all or part of the outstanding Commitment of and/or Advances made by such Lender; or (i) any other Person approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.6, the Borrower, such approval not to be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. For the avoidance of doubt, Eligible Assignee shall not include the Borrower or any Related Person.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank” means the Federal Reserve Bank of the United States of America.

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“Fee Letter” means the Fee Letter dated July 11, 2014 between the Administrative Agent and the Borrower, as amended by the Fee Letter Amendment dated May 29, 2015.

“Financial Sanctions List” means any list of persons, groups or entities maintained by the United Nations, the European Union, Canada or by the authorities of a European country relating to embargo decisions or anti-terrorism measures. For information purposes only and not to the benefit of the Borrower (who may not take any advantage whatsoever of or rely on the references listed below and provided by the Lenders), and as any such list shall be updated from time to time:

•	As regards the United Nations, the lists may be consulted at the following address: http://www.un.org/french/sc/committees/1267/consolist.shtml (Taliban/AlQaida), http://www.un.org/french/sc/committees/1737/index.shtml (Iran), and http://www.un.org/Docs/sc/committees/INTRO.htm

•	As regards the European Union, the lists may be consulted at the following address: http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm

•	As regards France, the lists may be consulted at the following address: https://www.tresor.economie.gouv.fr/sanctions-financieres-internationales

•	As regards Canada, the lists may be consulted at the following address: http://www.international.gc.ca/sanctions/index.aspx?lang=eng

“Indemnified Party” means the Administrative Agent, each Lender, each of their respective affiliates, and each of their respective officers, directors, employees, agents and advisors.

“Interest Payment Date” means the last Business Day of each calendar quarter.

“Interest Period” means, for each Advance, (a) initially, the period commencing on the date of such Advance and ending on the next Interest Payment Date occurring at least thirty (30) days after the date of such Advance, and (b) thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period applicable to such Advance and ending on the next Interest Payment Date; provided that the foregoing provisions are subject to the following:

(i) if an Event of Default exists, at the election of the Majority Lenders, the then current Interest Period for any Advance shall end on its scheduled date and each subsequent Interest Period for such Advance shall be one calendar month or such other period specified by the Majority Lenders; and

(ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Judgment Currency” has the meaning assigned to such term in Section 8.11(b)(ii).

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“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means each Person listed on Schedule I on the date hereof and each Person that shall become a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” with respect to any Lender, means the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto, or such other office of such Lender as such Lender may from time to time specify to the Borrower.

“LIBOR” means, with respect to any Interest Period, an interest rate per annum not less than zero as calculated by ICE Benchmark Administration (or, if ICE Benchmark Administration is no longer making such a rate available, the successor thereto or any other person which takes over the administration of that rate) and appearing on a nationally recognized service selected by the Administrative Agent such as Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) as the offered rates for deposits in U.S. Dollars in substantially the same amount as the aggregate amount of the Advances outstanding on the first day of such Interest Period and having a tenor equal to the duration of such Interest Period commencing on the first day of such Interest Period, at approximately 11:00 a.m. (London time) on (i) with respect to the first Interest Period, the Business Day preceding the first day of such Interest Period, and (ii) with respect to each subsequent Interest Period, the second Business Day preceding the first day of such Interest Period. If such offered rate is not available from such Service (or any successor or substitute page) on such interest determination date, Administrative Agent will request the principal London offices of each of Bank of America, Citigroup and Barclays Bank Plc, or any three other major banks in the London interbank market as selected by the Administrative Agent with the approval of the Borrower, to provide the Administrative Agent with its offered quotations for deposits in U.S. Dollars, commencing on the first day of such Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such interest determination date and in a principal amount not less than U.S.$1,000,000 that is representative of a single transaction in such market at such time. If at least two such quotations are provided, LIBOR with respect to such Interest Period will be the interest rate per annum equal to the rate per annum obtained by the arithmetic mean (rounded upwards to the nearest 1/16th of 1%) of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest Period will be the interest rate per annum equal to the arithmetic mean (rounded upwards to the nearest 1/16th of 1%) of the rates quoted at approximately 11:00 a.m. on such interest determination date by three major banks in New York City selected by the Administrative Agent with the approval of the Borrower for the applicable interest period in U.S. Dollars to leading

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European banks and/or banks incorporated in the United States of America, commencing on the first day of such Interest Period, and in a principal amount not less than U.S.$1,000,000 that is representative of a single transaction in such market at such time.

“Majority Extending Lenders” has the meaning assigned to such term in Section 8.1.

“Majority Lenders” means at any time Lenders holding in the aggregate (i) outstanding Advances and (ii) undrawn Commitments in each case in excess of 50% of the aggregate outstanding Advances and undrawn Commitments under the Agreement.

“Negotiation Period” has the meaning assigned to such term in Section 2.9.

“New Lender” has the meaning assigned to such term in Section 2.14(a).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” has the meaning assigned to such term in Section 2.4(e).

“Notice of Borrowing” has the meaning assigned to such term in Section 2.2(a).

“Notice of Cancellation of Acceleration” has the meaning assigned to such term in Section 6.1(b).

“Notice of Cancellation of Enforcement” has the meaning assigned to such term in the Intercreditor and Collateral Agency Agreement.

“Other Taxes” has the meaning assigned to such term in Section 2.13(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Process Agent” has the meaning assigned to such term in Section 8.11(a)(i)(C)(ii).

“Public Official” means (i) any holder of legislative, executive, administrative or judicial office (in a State or subdivision thereof), appointed or elected, serving on a permanent basis or otherwise, paid or unpaid, regardless of rank; (ii) any other person exercising a public function, including for a public agency or enterprise, or providing a public service; and (iii) any other person defined as a public official under the domestic law of the Borrower’s country.

“Rate Determination Notice” has the meaning assigned to such term in Section 2.9.

“Register” has the meaning assigned to such term in Section 8.6(d).

“Risk Policy” means an insurance policy or a guaranty or similar instrument obtained by a Lender from a governmental agency or unit or from another third party (other than the Borrower or any Related Person) designed to mitigate such Lender’s political or commercial risk in connection with its Commitments or Advances.

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“Specified Courts” has the meaning assigned to such term in Section 8.11(a)(i)(A).

“Substitute Basis” has the meaning assigned to such term in Section 2.9.

“Taxes” has the meaning assigned to such term in Section 2.13(a).

Section 1.2 Interpretation. The rules of interpretation and construction as described in Section 1.2 of the Common Agreement shall apply to the terms defined herein and are incorporated herein mutatis mutandis.

ARTICLE 2

AMOUNT AND TERMS OF COMMITMENTS

Section 2.1 Commitments. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, and upon satisfaction of the applicable conditions set forth in Article 4, to make, on the Effective Date, a single Advance to the Borrower at the Borrower’s request in the amount specified opposite such Lender’s name under the column “Commitment” on Schedule I hereto (such Lender’s “Commitment”). The aggregate amount of the Lenders’ Commitments is US$40,000,000.00.

(b) Upon the Effective Date and after giving effect to the making of the Advances on such date, the Commitments of the Lenders shall be reduced to zero (0).

No reduction of the Commitments pursuant to this Section 2.1 may be reinstated.

Section 2.2 Procedure for Borrowing. (a) The Borrowing under Section 2.1(a) shall be made after irrevocable notice, given not later than 11:00 a.m. on the Business Day prior to the requested date of such Borrowing by the Borrower to the Administrative Agent. Such irrevocable notice of Borrowing (“Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or facsimile, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Borrowing, (ii) the requested aggregate amount of such Borrowing (which shall be in the amount of the aggregate Commitments), (iii) the use of proceeds in connection with such Borrowing and (iv) the Interest Period for such Borrowing. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify the Lenders thereof by facsimile. Unless otherwise directed by the Borrower in the Notice of Borrowing, not later than 11:00 a.m. on the date of such Borrowing, each Lender shall make available to the Administrative Agent at its office specified in Schedule 8.2 its applicable portion of such Borrowing (determined ratably in accordance with the respective Commitments of the Lenders) in immediately available funds. Subject to the foregoing sentence, promptly upon the Administrative Agent’s receipt of such funds and the fulfillment or written waiver of the applicable conditions set forth in Article 4, the Administrative Agent will make such funds available directly to the Borrower.

(b) The Borrower shall provide a disbursement receipt to the Administrative Agent promptly upon receipt of the proceeds the Borrowing.

(c) The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions for the making of the Advances set forth in Article 4, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing requested under such Notice of Borrowing when such Advance, as a result of such failure, is not made on such date.

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Section 2.3 Fees. The Borrower will pay to the Administrative Agent or Butterfield Bank (Cayman) Limited, as applicable, the fees payable in the amounts and at the times set forth in the Fee Letter and the Arranger Fee Letter.

Section 2.4 Repayment of Advances; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent at the Administrative Agent’s Account for the ratable account of the Lenders the outstanding principal amount of the Advances in three (3) semi-annual installments on each date set forth below in the aggregate principal amount (as such amount may be reduced from time to time pursuant to Sections 2.5 or 2.6) set forth opposite such date and expressed as a percentage of the principal amount outstanding on the first principal payment date, provided, however, that the first payment date shall occur on March 31, 2018 and the last payment date shall be March 31, 2019:

Payment Date	Amount of Principal Due
(expressed as a percentage of the principal amount outstanding on the first principal payment date)
March 31, 2018	25%
September 30, 2018	25%
March 31, 2019	50%

provided that the final such installment shall in any event be in an amount sufficient to pay the aggregate principal amount of the Advances in full.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.4 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(e) The Borrower will execute and deliver to each Lender a promissory note of the Borrower in the amount of any Advances owing to such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”). The Borrower irrevocably authorizes each Lender to make or cause to be made an appropriate notation on the schedule attached to such Lender’s Note of the making of Advances or the receipt of payments, but the failure to record, or any error in so recording, any amount of such Advances or payments on such schedule shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Notes delivered to such Lender to make payments of principal of or interest on the Advances or on such Notes when due.

Section 2.5 Optional Prepayments. The Borrower may prepay Advances, in whole or in part, without premium or penalty, except as provided in Section 8.5(c), pursuant to this Section 2.5 and Section 2.2 of the Common Agreement. All such prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any additional amounts owing pursuant to Section 8.5(c). Amounts prepaid pursuant to this Section 2.5 and Section 2.2 of the Common Agreement may not be reborrowed. Amounts prepaid pursuant to this Section 2.5 and Section 2.2 of the Common Agreement shall be applied on a pro rata basis across maturities to the Advances held by each Lender. Partial prepayments shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

Section 2.6 Mandatory Prepayments. (a) Upon the occurrence of any of the events set forth in Section 2.1 of the Common Agreement, the Borrower shall be required to prepay the Advances, as set forth in Section 2.1 of the Common Agreement. All such prepayments shall be made in the manner set forth in Section 2.1 of the Common Agreement, together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 8.5(c). Amounts prepaid pursuant to this Section 2.6 and Section 2.1 of the Common Agreement may not be reborrowed. Amounts prepaid pursuant to this Section 2.6 and Section 2.1 of the Common Agreement shall be applied on a pro rata basis across maturities to the Advances held by each Lender, unless otherwise specified in Section 2.1 of the Common Agreement.

(b) On the Test Date (as defined below), the Borrower shall notify the Administrative Agent in writing of the Gross Principal Due (as defined below) and the Cash Resources Available (as defined below), in each case as of the Test Date. If, on the Test Date, the Gross Principal Due exceeds the Cash Resources Available, as of the Test Date, the Borrower shall, no later than forty-five (45) days after the Test Date (the “Mandatory Prepayment Date”) prepay all of the Advances of all of the Lenders, provided that any Lender (each, a “Waiving Lender”)

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may, on or before the Mandatory Prepayment Date, by written notice to the Borrower (with a copy to the Administrative Agent) (a “Mandatory Prepayment Waiver Notice”) waive the requirement pursuant to this Section 2.6(b) for such mandatory prepayment with respect to the Advances of such Waiving Lender, whereupon the Borrower shall have no obligation to prepay the Advances of such Waiving Lender. Immediately after receipt thereof, the Administrative Agent shall provide a copy of each Mandatory Prepayment Waiver Notice to each Lender. On the Mandatory Prepayment Date, the Borrower shall prepay the Advances of all Lenders (other than each Waiving Lender). All such prepayments shall be made to the Lenders entitled thereto pro rata and shall otherwise be paid in the manner set forth in Section 2.1 of the Common Agreement. Such prepayments shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and together with any amounts owing pursuant to Section 8.5(c) as a result of such prepayment. Amounts prepaid pursuant to this Section 2.6(b) may not be reborrowed.

For the purposes of this Section 2.6(b):

“Cash Resources Available” means, as of the Test Date, the sum of (i) Group Cash Equivalents of Digicel Group Limited and its Restricted Subsidiaries (as defined in the DGL Indenture) on such Test Date plus (ii) EBITDA (as defined in the DGL Indenture) for the two fiscal months most recently ended prior to such Test Date for which financial statements are available (less Consolidated Interest Expense (as defined in the DGL Indenture)) to the extent added back in calculating EBITDA for such period) plus (iii) the aggregate amount of committed and undrawn credit facilities as of the Test Date that will be available to be drawn by Digicel Group Limited or its Restricted Subsidiaries for the purpose of paying when due the principal payments included in Gross Principal Due as of the Test Date.

“DGL Indenture” shall mean the Indenture dated as of September 19, 2012 between Digicel Group Limited, as Issuer, and Deutsche Bank Trust Company.

“Gross Principal Due” means, as of the Test Date, the aggregate amount of all regularly scheduled principal payments due or coming due during the period from the Test Date through September 1, 2017 (or the first Business Day thereafter) with respect to any and all Debt of Digicel Limited and Digicel Group Limited.

“Group Cash Equivalents” means any of the following, to the extent owned by Digicel Group Limited or any of its Restricted Subsidiaries and having a maturity of not greater than ninety (90) days from the date of acquisition by Digicel Group Limited or any of its Restricted Subsidiaries: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of, or time deposits with, any commercial bank that (i) is a lender under any Facility Agreement or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) below, (iii) is organized under the laws of the United States or any State thereof, and (iv) has combined capital and surplus of at least $1 billion; (c) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or

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“A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and (d) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, including any fund for which the collateral agency under the Facility Agreements or an affiliate of the collateral agent under the Facility Agreements serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (A) the collateral agent under the Facility Agreements or an affiliate of the collateral agent under the Facility Agreements charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) the collateral agent under the Facility Agreements charges and collects fees and expenses for services rendered; provided that bank deposits and short term investments in the local currency of any Restricted Subsidiary shall qualify as Group Cash Equivalents so long as the aggregate amount thereof does not exceed the amount reasonably estimated by Digicel Group Limited as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding ninety (90) days.

“Test Date” means July 1, 2017.

Section 2.7 Interest Rates and Payment Dates. (a) Except as provided in Section 2.7(b), the Advances shall bear interest on the unpaid principal amount thereof from and including the date of such Advance to and excluding the date such principal amount shall be paid in full, at a rate per annum equal to LIBOR for each day during each Interest Period applicable thereto plus the Applicable Margin. Accrued interest on each Advance shall be payable in arrears on each Interest Payment Date.

(b) Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum plus (x) the rate per annum required to be paid on such Advance pursuant to clause (a) above, or (y) the rate per annum otherwise applicable to such Advance pursuant to Section 2.9; and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum plus (x) the rate per annum that would be required to be paid at such time in respect of any unpaid principal amount of an Advance pursuant to clause (a) above, or (y) the rate per annum otherwise determined pursuant to Section 2.9 and then in effect plus the Applicable Margin.

Section 2.8 Reserved.

Section 2.9 Inability to Determine Interest Rate.

If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or

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(b) the Administrative Agent shall have received notice from the Majority Lenders that (i) deposits in Dollars for the applicable amounts are not being offered to such Lenders in the London interbank eurodollar market for such Interest Period or (ii) LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Advances during such Interest Period, the Administrative Agent shall give facsimile or telephonic notice thereof (a “Rate Determination Notice”) to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, during the thirty (30) day period following such Rate Determination Notice (the “Negotiation Period”), the Borrower and the Administrative Agent shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Majority Lenders) for the Advances (a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of LIBOR for such Interest Period. If the Borrower and the Administrative Agent (with the written approval of the Majority Lenders) fail to agree upon a Substitute Basis within such thirty (30) day period, then at the option of the Borrower, either (i) the unpaid principal amount of the Advances shall become due and payable on the date which is five (5) Business Days following the last day of such Negotiation Period, together with all accrued and unpaid interest thereon at the rate per annum equal to the Applicable Margin plus the rate determined by the Administrative Agent to have been necessary to maintain such unpaid principal amount during such period or (ii) the interest rate during such Interest Period applicable to each Lender’s Advances to which such Interest Period relates and effective from the commencement of such Interest Period shall be (A) such rate as such Lender shall determine (in a certificate delivered by such Lender to the Administrative Agent (with any indication of such Lender’s cost of funds or related information contained in such certificate to be kept confidential by the Administrative Agent and not shared with the Borrower (except on a no names basis) or any other Lender) to be necessary to compensate such Lender for its cost (rounded upward to the nearest 1/16 of 1%) of funding its Advances as of the commencement of such Interest Period for such Interest Period plus (B) the Applicable Margin. The Administrative Agent shall notify the Borrower of each such determination as promptly as practicable. If a Rate Determination Notice is given, no further Advances shall be made until such Rate Determination Notice has been withdrawn by the Administrative Agent or a Substitute Basis has been agreed upon. The Administrative Agent shall withdraw a Rate Determination Notice given hereunder when, as applicable (I) the Administrative Agent determines that the circumstances described in clause (a) above giving rise to such Rate Determination Notice no longer apply or (II) the Administrative Agent shall have received a notice from the Majority Lenders that the circumstances described in clause (b) above giving rise to such Rate Determination Notice no longer apply.

Section 2.10 Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 a.m. on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account, in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than

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amounts payable pursuant to Sections 2.11, 2.12, 2.13 or 8.5(c)) to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.6(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of three hundred and sixty (360) days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided that, if such extension would cause payment of interest on or principal of any Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(e) The Borrower’s obligation to pay all amounts due hereunder and under any other Loan Documents shall not be affected by any circumstance whatsoever, including:

(i) any set-off, counterclaim, recoupment, deduction, abatement, suspension, diminution, reduction, defense or other right which the Borrower may have against any supplier, whether such supplier was paid from the proceeds of Advances or otherwise, for any reason whatsoever arising under or pursuant to any supply agreement or otherwise relating to the purchase of goods, other property or services from or by any such supplier;

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(ii) any defect in the condition, design, operation, or fitness for use of, or any damage to or loss or destruction of, any equipment or material provided by any such supplier;

(iii) any actual or alleged default by any such supplier or any other Person under any supply agreement; or

(iv) any other fact or circumstance relating to any supply agreement.

Section 2.11 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder, until such Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Advances shall be suspended. If any Lender shall determine that it may not lawfully continue to maintain or fund Advances to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of all Advances of such Lender together with accrued interest thereon. If it is lawful for any Lender to maintain any Advance through the last day of the then-current Interest Period for such Advance, such prepayment shall be due on the last day of such Interest Period.

Section 2.12 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation made after the date hereof (including, without limitation, Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Advances (excluding, for purposes of this Section 2.12, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States of America or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (including, without limitation, Dodd-Frank and Basel III, regardless of the date enacted, adopted or issued) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative

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Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment hereunder. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13 Taxes. (a) Any and all payments by the Borrower hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes that are imposed on its overall net income by the United States of America and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any Note being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any Note or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing such payment and making reference to this Agreement. In the case of any payment hereunder, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall, if the Administrative Agent believes there is a question as to the applicability of any Taxes in the case of any payment hereunder and makes a request for such opinion, furnish or cause the payor to furnish, to the Administrative Agent and each Lender an opinion from an Approved Accounting Firm stating that such payment is exempt from Taxes.

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Section 2.14 Change in Increased Costs and Taxes Upon an Assignment or Change in Lending Office. (a) If, upon an effective assignment by a Lender (for purposes of this Section 2.14(a), the “Assigning Lender”) of its rights and obligations under this Agreement to a new Lender (for purposes of this Section 2.14(a), the “New Lender”) pursuant to Section 8.6, the Borrower would be required to pay amounts under Section 2.12 or Section 2.13 to the New Lender that are greater than the respective amounts it would have been required to pay to the Assigning Lender in respect of the rights and obligations so assigned had such assignment not occurred, the Borrower shall be obligated to pay to such New Lender amounts under each of Section 2.12 and Section 2.13 not greater than those that the Borrower would otherwise have paid to the Assigning Lender thereunder in respect of the rights and obligations so assigned had such assignment not occurred; provided that if any circumstances that were not occurring on the date of such assignment arise thereafter and would require the Borrower to make payments to the New Lender pursuant to the provisions of Section 2.12 or Section 2.13, the Borrower shall make all such payments in full to the New Lender pursuant to the provisions thereof.

(b) If, upon a change in the Lending Office of a Lender, the Borrower would be required to pay amounts under Section 2.12 or Section 2.13 to such Lender that are greater than the respective amounts it would have been required to pay to such Lender had such change in Lending Office not occurred, the Borrower shall be obligated to pay to such Lender amounts under each of Section 2.12 and Section 2.13 not greater than those that the Borrower would otherwise have paid to such Lender thereunder had such change in Lending Office not occurred; provided that if any circumstances that were not occurring on the date of such change arise thereafter and would require the Borrower to make payments to such Lender pursuant to the provisions of Section 2.12 or Section 2.13, the Borrower shall make all such payments in full to such Lender pursuant to the provisions thereof.

Section 2.15 Lender’s Obligation to Mitigate. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) amounts received pursuant to Sections 2.11, 2.12, 2.13 or 8.5(c) or (y) proceeds received in respect of any Risk Policy) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances

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owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower or a Lender, as the case may be, in the amount of such participation. For the avoidance of doubt, in the event of any conflict between this Section 2.16 and Section 3.03 of the Intercreditor and Collateral Agency Agreement, then Section 3.03 of the Intercreditor and Collateral Agency Agreement shall control, and the Borrower agrees that any payment received by a Lender from the Borrower, directly, through set-off or otherwise, which is subsequently paid by such Lender to the Collateral Agent in accordance with such Section 3.03 of the Intercreditor and Collateral Agency Agreement shall be deemed a payment by the Borrower for the pro rata benefit of the Secured Parties and not a payment to such Lender.

Section 2.17 Use of Proceeds. The proceeds of the Borrowing shall be available (and the Borrower agrees that it shall use such proceeds) solely for the purpose set forth in the Common Agreement; it being agreed and understood that for purposes of this Agreement, such purpose shall be deemed to include, but not be limited to, the consummation of the BTC Acquisition.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Borrower. The Borrower hereby makes on and as of the date hereof each of the representations and warranties set forth in Article 3 of the Common Agreement as if the same were set out in full herein, and such representations and warranties are hereby incorporated herein by reference, provided that (i) the references to the financial statements and balance sheets in Section 3.6(a) of the Common Agreement shall be deemed to include the financial statements and balance sheets delivered pursuant to Section 4.1(ii) hereof, (ii) the reference to Schedule 3.2(a) and Schedule 3.2(b) in Section 3.2 of the Common Agreement shall be deemed to be a reference to Schedule II hereto and (iii) the Borrower hereby represents that the list of each of the Restricted Subsidiaries set forth on Schedule II is accurate and complete in all material respects as of the Effective Date.

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ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent. The obligation of each Lender to make its Advance under this Agreement is subject to the satisfaction or written waiver of (i) the conditions precedent set forth in Section 4.1 of Article 4 of the Common Agreement (it being understood that the satisfaction of certain of said conditions precedent may have occurred previously in connection with the making of Additional Senior Secured Advances under certain existing Additional Senior Secured Financing Documents),(ii) without duplication with clause (i) above, each of the conditions precedent set forth on Schedule III and (iii) the conditions precedent set forth in Section 4.2 of Article 4 of the Common Agreement, in each case on or before the making of such Advance.

ARTICLE 5

COVENANTS OF THE BORROWER

Section 5.1 Affirmative Covenants. So long as any Commitment remains in effect or any amount is owing to any Lender under any Loan Document, the Borrower will perform and comply with each of the covenants set forth in Article 5 of the Common Agreement (which shall be deemed to be incorporated herein as if the same were set out in full).

Section 5.2 Negative Covenants. So long as any Commitment remains in effect or any amount is owing to any Lender under any Loan Document, the Borrower will perform and comply with each of the covenants set forth in Article 6 of the Common Agreement (which shall be deemed to be incorporated herein as if the same were set out in full).

Section 5.3 Certain Financial Covenants. In addition to the covenants described in Section 5.1 and Section 5.2, so long as any Commitment remains in effect, any Advance is outstanding or any amount is owing to any Lender hereunder or under any other Loan Document, the Borrower will perform and comply with each of the covenants set forth on Schedule IV.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.1 Events of Default. (a) If any of the events set forth in Article 7 of the Common Agreement shall occur and be continuing, or if the Borrower fails to perform or observe the covenants set forth on Schedule IV hereto, then, and in any such event, (A) if such event is an Event of Default specified in subsection (h) of Article 7 of the Common Agreement with respect to the Borrower, the Commitments shall automatically and immediately terminate and the Advances (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: the Administrative Agent may, or upon written request of the Majority Lenders shall, by notice to the Borrower (i) terminate the Commitments and (ii) declare the Advances (with accrued interest thereon) and all other

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amounts owing hereunder to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article 6, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

(b) At any time after the Advances or other amounts owing hereunder have been accelerated pursuant to Section 6.1(a), the Majority Lenders may vote to rescind such acceleration, and upon such a vote, shall instruct the Administrative Agent to issue a notice (a “Notice of Cancellation of Acceleration”) to the Collateral Agent and the Borrower rescinding such acceleration.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the administrative agent of such Lender under this Agreement, the other Loan Documents to which the Administrative Agent is a party and the Intercreditor and Collateral Agency Agreement, and each such Lender irrevocably authorizes the Administrative Agent to execute and to take such action on its behalf under the provisions of this Agreement, the other Loan Documents to which the Administrative Agent is a party and the Intercreditor and Collateral Agency Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, the other Loan Documents to which it is a party and the Intercreditor and Collateral Agency Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement or otherwise exist against the Administrative Agent. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document or the Intercreditor and Collateral Agency Agreement, the Administrative Agent shall not consent to any amendment of any Loan Document or the Intercreditor and Collateral Agency Agreement except at the direction of the Majority Lenders and unless expressly required otherwise pursuant thereto, shall not take any action under any Security Document, the Intercreditor and Collateral Agency Agreement, except at the direction of the Majority Lenders.

Section 7.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement, the other Loan Documents to which it is a party and the Intercreditor and Collateral Agency Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

Section 7.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this

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Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party or any officer thereof contained in this Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement or for any failure of the Borrower or any other Loan Party to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement, or to inspect the properties, books or records of the Borrower or any other Loan Party. The Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for such Person or for any substantial part of such Person’s property or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such law.

Section 7.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note delivered hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement, any other Loan Document or the Intercreditor and Collateral Agency Agreement unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Loan Documents and the Intercreditor and Collateral Agency Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Advances.

Section 7.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Common Agreement unless it shall have received notice from a Lender or the Borrower referring

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to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 7.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the other Loan Documents and the Intercreditor and Collateral Agency Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 7.7 Indemnification. The Lenders will indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective Advances made by such Lender outstanding on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Advances) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, the Intercreditor and Collateral Agency Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of the Administrative Agent’s liabilities, obligations, losses, damages,

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penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 7.7 shall survive the payment of the Advances and all other amounts payable hereunder.

Section 7.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents and the Intercreditor and Collateral Agency Agreement. With respect to the Advances made by it, the Administrative Agent shall have the same rights and powers under this Agreement, the other Loan Documents and the Intercreditor and Collateral Agency Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 7.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the other Loan Documents to which it is a party and the Intercreditor and Collateral Agency Agreement, then the Majority Lenders shall appoint a successor agent for the Lenders, which successor agent shall succeed to the rights, powers and duties of such Administrative Agent hereunder; provided that so long as a Default or Event of Default has not occurred and is continuing, the prior consent of the Borrower shall be required prior to the appointment of such successor agent; and provided further that such consent from the Borrower shall not be unreasonably withheld or delayed. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent, and, effective upon the earlier of such appointment and the expiration of such thirty (30) days’ notice, the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, in either case without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Advances. After any retiring Administrative Agent’s resignation in such capacity, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, the other Loan Documents to which it is a party and the Intercreditor and Collateral Agency Agreement.

Section 7.10 Removal of Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Majority Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Majority Lenders (determined after giving effect to Section 8.1) may by notice to the Borrower and such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Majority Lenders (regardless of whether a replacement Administrative Agent has been appointed).

Section 7.11 Role as Indenture Trustee. In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as

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amended, the “Trustee Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligations of the Borrower hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender under any Loan Document (other than Citigroup or an Affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Amendments and Waivers. Neither this Agreement or any Notes, nor any terms hereof or thereof may be waived, amended, supplemented or modified, and no consent may be granted by the Administrative Agent hereunder, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders; provided that during the occurrence and continuation of an Event of Default, the consent of the Borrower shall not be required to waive, amend, supplement or modify this Agreement or any Note unless such waiver, amendment, supplement or modification affects in any way the rights or duties of the Borrower; provided further that no such agreement or agreements shall: (i) increase the Commitments of any Lender or subject any Lender to any additional obligations without the written consent of such Lender; it being understood that a waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal of, interest on, or currency of, the Advances or any Note delivered hereunder or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby (other than waiving the requirement to pay the rate of interest set forth in Section 2.7(b) during the continuation of an Event of Default in connection with the waiver of such Event of Default by the Majority Lenders), (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances, any Note delivered hereunder or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby (other than restoring the schedule for repayment of Advances to that set forth in Section 2.4(a) after issuance of a Notice of Cancellation of Enforcement or a Notice of Cancellation of Acceleration), (iv) amend the definition of “Majority Lenders” without the written consent of each Lender, (v) amend, modify or waive Section 2.10 or Article 4, without the written consent of each Lender, (vi) consent to the assignment or transfer by the Borrower of any of its rights or Obligations under this Agreement without the written consent of each Lender, or (vii) amend this Section 8.1 without the written consent of each Lender; and provided further that no amendment, waiver, supplement or modification shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent. The Administrative Agent may also amend Schedule I to reflect assignments entered into pursuant to Section 8.6. Any waiver, amendment, supplement or modification to the Common Agreement shall be effective for purposes of this Agreement without any consent or action by any party to this Agreement, except to the extent required by the Common Agreement.

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Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, supplements, waivers or modifications hereunder and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Majority Lenders or all of the Lenders, as required, have approved any such amendment, supplement, waiver or modification (and the definition of “Majority Lenders” will automatically be deemed modified accordingly for the duration of such period), and such Defaulting Lender shall not be considered a lender hereunder for purposes of the Common Agreement in determining whether the Majority Common Creditors or all Common Creditors, as required, have approved any amendment, supplement, waiver or modification as provided in Section 9.1 of the Common Agreement; provided, that any such amendment, supplement, waiver or modification hereunder or under the Common Agreement that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 8.2 Communications. All notices and other communications shall be in writing and shall be delivered by hand or overnight courier service, faxed or mailed by certified or registered first-class mail. Each such notice or communication shall be delivered to the relevant party at the facsimile number or address, and marked for the attention of the person(s), from time to time specified in a written notice by that party to the other parties for such purpose. The initial information for the Lenders is as set forth in Schedule V. The initial information for the Borrower and the Administrative Agent is as set forth on Schedule 8.2. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

All notices and communications delivered hereunder shall, unless submitted in the English language, be accompanied by a certified English translation thereof, which certified English translation shall (except in the case of laws, regulations or official determinations of any Governmental Authority) be controlling absent manifest error in the case of doubt as to the proper interpretation or construction of the document which it purports to translate.

Section 8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or written statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder.

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Section 8.5 Payment of Expenses, Taxes and Costs. (a) The Borrower will (i) pay all of the reasonable out-of-pocket fees and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including, without limitation, the fees and expenses of New York and local counsel to such Persons) in connection with the preparation, execution, delivery, and closing of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby or such amendments, modifications or waivers shall be consummated), and any other documents prepared in connection herewith or therewith, including, without limitation, any filing fees, recording expenses or stamp or excise taxes or other similar taxes or fees in connection therewith; (ii) pay or reimburse each of the Administrative Agent, the Arrangers, each Lender and their respective Affiliates for all of its reasonable out-of-pocket costs and expenses (including the fees and expenses of New York or local counsel), incurred in connection with the enforcement or protection of any of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.5, or in connection with the Advances made, including in connection with any workout, restructuring or negotiations in respect thereof or incurred to permit the admissibility into evidence in any jurisdiction of this Agreement, or any other Loan Document, including, without limitation, the reasonable fees, disbursements and other charges of counsel (including the fees and expenses of New York and local counsel) and any stamp duties that may be required to be paid in connection with the enforcement or preservation of any rights under any Loan Document; (iii) pay and reimburse the Administrative Agent and its respective Affiliates for all its reasonable out-of-pocket expenses, including, without limitation, the reasonable fees, disbursements and other charges of counsel (including the fees and expenses of New York and local counsel) in connection with the administration of the Loan Documents; and (iv) pay and reimburse the Administrative Agent for acting in such capacity.

(b) The Borrower shall pay, indemnify and hold harmless each Indemnified Party from and against (i) any and all financing, recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of, any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents; and (ii) any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (A) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or under the Loan Documents or the consummation of transactions contemplated hereby, (B) any Advance or the use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Party is a party thereto; except in each case to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

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(c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Sections 2.5, 2.6 or 2.11, acceleration of the maturity of the Advances or any Note delivered hereunder pursuant to Article 6 or for any other reason, or if any Advance to be made by a Lender is not made on the date requested by the Borrower (other than as a result of such Lender’s failure to comply with the provisions of this Agreement), the Borrower shall, upon demand by such Lender, pay to such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or non-funding, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and Obligations of the Borrower contained in Section 8.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder, under the Notes delivered hereunder and under each other Loan Document.

Section 8.6 Successors and Assigns; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of each Lender.

(b) (i) Each Lender, with notice to the Borrower and the Administrative Agent, may assign to one or more Eligible Assignees or, subject to Section 8.6(b)(ii) below, the Borrower, all or a portion of its rights and/or obligations under this Agreement, including, without limitation, all or a portion of its Commitment(s), the Advances owing to it and/or any Note(s) held by it. Except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) or Advance(s) or (y) an assignment by a Lender to any Affiliate thereof or to another Lender or an Affiliate thereof, the aggregate amount of the Commitment(s) and Advance(s) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, (except during the existence or continuation of an Event of Default, in which case no such minimum amount shall be applicable). The parties to each such assignment shall execute and deliver to the Administrative Agent, for its recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of US$3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon such execution, delivery and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, solely to the extent that it is an Eligible Assignee and to the extent that rights and/or obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and/or obligations of a Lender, as the case may be, hereunder and under the Common Agreement and (ii) the Lender assignor thereunder shall, to the extent that rights and/or obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.12, 2.13 and 8.5 to the extent any claim thereunder relates to an event arising prior to such assignment)

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and/or be released from its obligations, as applicable, under this Agreement and under the Common Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement and under the Common Agreement, such Lender shall cease to be a party hereto and thereto).

(ii) Any assignment to the Borrower shall be subject to the following additional conditions: (1) no Default or Event of Default shall have occurred and be continuing at the time of such assignment; (2) the purchase price for such purchased Advances, when taken together with all fees to the seller thereof and similar consideration, shall be not more than the outstanding principal balance of such purchased Advances; (3) such assignment shall be effected through open market purchases and/or Dutch auction or similar procedures (including representations regarding the absence of material non-public information); and (4) such purchased Advances shall immediately be cancelled and be deemed to be no longer outstanding for any purposes hereof or any Loan Document. By purchasing or being assigned the Advances and by its acceptance of the benefits of this Agreement, the Borrower acknowledges and agrees that the Advances owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against Holdco or any other Obligor.

(iii) No assignment will be made to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth in this Section 8.6, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other

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instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.6 of the Common Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent or such assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee or, in the case of the Borrower, confirms that it is in compliance with this Section 8.6; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action, respectively, as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Advances owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for any surrendered Note or Notes, if requested by the new Lender assignee, a new Note to the order of the new Lender assignee in an amount equal to the Commitment assumed by it plus the aggregate principal amount of the Advances assigned to it pursuant to such Assignment and Acceptance and, if any assigning Lender has retained a Commitment or any Advances hereunder, a new Note to the order of such assigning Lender if requested by the assigning Lender, in an amount equal to the Commitment retained by it plus the aggregate principal amount of the Advances retained by it. Any such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

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(f) A Lender may assign outstanding Advances without assigning undrawn Commitments, and may assign undrawn Commitments without assigning outstanding Advances.

(g) Each Lender may sell participations to one or more Persons (other than the Borrower or any Related Person) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and/or the Note or Notes (if any) held by it); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except that any agreement pursuant to which any such participation is sold may contain provisions requiring that the Lender selling such participation obtain the consent of the participant purchasing such participation before agreeing to any amendment, waiver or consent that would (x) reduce the principal of, or interest on, the Advances, any Note delivered hereunder or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, (y) postpone any date fixed for any payment of principal of, or interest on, the Advances, any Note delivered hereunder or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or (z) release all or substantially all of the Collateral. Subject to subsection (i) of this Section 8.6, each participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 8.6. To the extent permitted by law, each participant shall also be entitled to the benefits of Section 8.7 as though it were a Lender, provided that such participant agrees to be subject to Section 2.15 as though it were a Lender.

(h) A participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. A participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.7 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified in Section 6.1 to authorize the Administrative Agent to declare the Advances and all Notes due and payable pursuant to the provisions of Section 6.1, each of the Administrative Agent and each

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Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or any Note or Notes and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any such right of set-off, (x) all amounts so set off will be paid over immediately to the Administrative Agent and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section 8.7 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method (e.g. PDF) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.10 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

Section 8.11 Submission to Jurisdiction; Judgment Currency; Waiver of Immunities; Waiver of Jury Trial. (a) (i) The Borrower hereby irrevocably and unconditionally:

(A) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof (collectively, the “Specified Courts”);

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(B) consents that any such action or proceeding brought by it must be brought in such courts and waives any objection that it may now or hereafter have to the venue of any action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(C) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

(ii) The Borrower hereby irrevocably and unconditionally appoints National Corporate Research, Ltd. with an office on the date hereof at 10 E. 40th Street, 10th Floor, New York, NY 10016, United States of America and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in any Specified Court. Such service may be made by mailing or delivering a copy of such process to the Borrower, as the case may be, in care of the Process Agent at the address specified above for the Process Agent, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Borrower further consents to service of process which may be served in any action or suit brought in any Specified Court by mailing copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices hereunder, such service to become effective thirty (30) days after mailing. Failure of the Process Agent to give notice to the Borrower or failure of the Borrower to receive notice of such service of process shall not affect in any way the validity of such service on the Process Agent or the Borrower. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. In the event that at any time such Process Agent shall for any reason cease to maintain an office in the Borough of Manhattan in New York City, or cease to act as Process Agent, then, as an alternate method of service, the Borrower irrevocably consents to the service of any and all process in any such suit, action or proceeding in any Specified Court by delivering via international recognized courier service copies of such process to the Borrower at its address specified in Section 8.2. The Borrower acknowledges and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(b) (i) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder to any party hereunder in one currency into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures such party could purchase the first currency with such other currency in New York City on the day which is two Business Days prior to the day on which final judgment is rendered.

(ii) To the fullest extent permitted by law, the obligation of any party in respect of any sum payable hereunder by it to any other party hereunder shall,

32

notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such other party of any sum adjudged to be so due in the Judgment Currency such other party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency which could have been so purchased is less than the sum originally due to such other party in the Agreement Currency, such first party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such other party against such loss, and, if the amount of the Agreement Currency which could have been so purchased exceeds the sum originally due to such other party, such other party agrees to remit to such first party such excess; provided that neither any Lender nor the Administrative Agent shall have any obligation to remit any such excess as long as the Borrower shall have failed to pay any Lender or the Administrative Agent, as the case may be, any obligations due and payable under this Agreement, in which case such excess may be applied to such obligations of the Borrower hereunder in accordance with the terms of this Agreement.

(c) To the extent that any of the parties hereto has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, each of the parties hereto hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under this Agreement and the other Loan Documents. Each of the parties hereto agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

(d) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) in connection with the transactions contemplated by the Loan Documents, to any of its Affiliates and its and their respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, including accountants, auditors and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory or governmental authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws, rules or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement or the other Loan Documents or the Intercreditor and Collateral Agency Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan

33

Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as (and in any event no less onerous than) those of this paragraph, to (A) any assignee of, insurer or re-insurer of, or participant in, or any prospective assignee of, insurer or re-insurer of, or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (C) any rating agency, or (D) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 8.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.13 Acknowledgment of Certain Agreements. The Borrower authorizes and directs the Administrative Agent and each other Secured Party to pay, pursuant to Sections 3.01 and 3.02 of the Intercreditor and Collateral Agency Agreement and on behalf of the Borrower, those payments specified therein as provided therein, and if any prepayment of Advances shall be made, as a result of any actions taken pursuant to the terms of the Intercreditor and Collateral Agency Agreement, the Borrower agrees, for the avoidance of doubt, that the provisions of Section 2.3 of the Common Agreement shall apply in all cases to such prepayment as if such prepayment were made by the Borrower pursuant to Section 2.6 of this Agreement. Without limiting the generality of the foregoing sentence, the Borrower hereby agrees that distributions in respect of any Collateral and any amounts received by any Secured Party or any other Person in the exercise of any powers conferred by each of the Loan Documents, may be applied as determined by agreement among all the Secured Parties under the Intercreditor and Collateral Agency Agreement, and any mortgage, charge, assignment or any other agreement or document required to be made or entered into by the Borrower in favor of any Secured Party shall be made in favor of the holders of debt issued under each Facility Agreement.

Section 8.14 Effectiveness. This Agreement shall become effective as of the date hereof (the “Effective Date”) upon (i) execution and delivery of a counterpart hereof by each of the parties hereto and (ii) satisfaction or written waiver of the conditions precedent set forth in Section 4.1 hereof.

Section 8.15 Election not to Receive Information. Notwithstanding anything to the contrary in any of the Loan Documents, each Lender may, by written notice to the Administrative Agent and the Borrower, elect not to be provided with certain statements, reports or other information that such Lender would otherwise be entitled to receive under the Loan Documents. Any such written election shall contain a specific description of the statements, reports or other information such Lender elects not to receive, and any such written election is revocable at any time by such Lender (or its assignee hereunder).

34

Section 8.16 Additional Provisions Relating to Anti-Corruption and Money Laundering. In addition to the requirements set forth in Section 5.25 of the Common Agreement, the Borrower hereby:

(a) undertakes (i) to promptly inform each Common Creditor, if the Borrower should at any time be informed of an illicit origin of any material funds invested in the Borrower’s Equity Interests; (ii) not to enter into any business relationship with any persons or entities named under any Financial Sanctions List; (iii) to promptly inform each Lender if the Borrower should at any time acquire information of an illicit origin for any investment in relation to the financing of the Borrower and/or for any investment in relation to the beneficial ownership of its Equity Interests on the part of any past or future beneficial owner. The Borrower shall not use the proceeds of the Advances for the financing of equipment and/or business sectors which are subject to an embargo decision either from the United Nations, the European Union, Canada or France. The Borrower shall not propose or give to a third party, and must not request, or obtain the promise directly or indirectly for its own benefit or for that of a counterparty, any unfair advantage, either pecuniary or other, which constitutes or could constitute a corrupt practice within the corruption of foreign public officials within the meaning of the OECD Convention of 17th December 1997 with respect to measures against corruption of foreign public officials; and (iv) to promptly inform each Lender of any change in its shareholding of 5% or more of its shares;

(b) undertakes to require from the bank in charge of the transfer of its funds that it integrates in full and in such order and in compliance with SWIFT standards the following information to the SWIFT messages sent by it to any of the Common Creditors under the Loan Documents (other than any Common Creditor that waives such requirement in writing with respect to payments made by the Borrower to such Common Creditor):

(i) the originator client: name, address and account number (as required under field 50a of Protocols MT202 and MT103);

(ii) the originator’s bank (as required under field 52a of Protocols MT202 and MT103); and

(iii) the reason/cause of payment: name of the originator of the payment, “Digicel International Finance Limited”, and, if any, the number of the relevant agreement under which payment is made (field 70);

(c) undertakes to inform the Agent immediately if it obtains information which gives rise to suspicions regarding the illicit nature or origin, with regard to any Applicable Jurisdiction, of its shareholder capital;

(d) confirms that the negotiation, signing and execution of the Loan Agreements has not given and does not give rise to any commission not referred to in any Loan Document or which does not result from an independent and valid agreement referring to a Loan Document, any commission which does not cover an actual and legitimate service provided, any commission paid in a tax haven, any commission paid to a beneficiary which is not clearly identified or to a company which could be considered as a sham company or which is set up to disguise the ultimate beneficiary (any such commission, an “Extraordinary Commercial Costs”).

35

(e) undertakes and warrants that:

(i) the capital of the Borrower, any shareholder loan and/or grant is and will not be of illicit origin under the law of the country of incorporation of the Borrower and French law;

(ii) there is and will be no relationship between the Borrower and any Person or entity which is included in the Financial Sanctions List;

(iii) none of the utilizations made of any of the Advances has given or will give rise to Corruption;

(iv) the Borrower has not financed by way of Advances materials subject to embargoes of the United Nations, the European Union, Canada or France.

Section 8.17 Accession Agreement. The Lenders hereby agree that the Administrative Agent, on behalf of each Lender, is authorized and hereby instructed to execute and deliver an Accession Agreement as contemplated by Section 9.5 of the Common Agreement providing, inter alia, that this Agreement constitutes an Additional Senior Secured Financing Document and the Advances hereunder constitute Additional Senior Secured Advances on or after the Effective Date but in any event no later than the Advance Date.

Section 8.18 Reserved.

Section 8.19 Cure for Defaulting Lender.

If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

[SIGNATURE PAGES FOLLOW]

36

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DIGICEL INTERNATIONAL FINANCE LIMITED,
as Borrower

By:	/s/ Patrick Claffey
Name: Patrick Claffey
Title: Authorized Signatory

By:	/s/ Liam McGrath
Name: Liam McGrath
Title: Authorized Signatory

[Tranche I Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent

By:	/s/ D. Blake Haider
	Name:	D. Blake Haider
	Title:	Managing Director, Latin America Credit Markets

[Tranche I Credit Agreement]

BUTTERFIELD BANK (CAYMAN) LIMITED,
as Lender

By:	/s/ Ben Brooks
Name: Ben Brooks
Title: Relationship Manager

By:	/s/ Michael Wright
Name: Michael Wright
Title: Senior Manager - Credit Risk

[Tranche I Credit Agreement]

SCHEDULE I

COMMITMENTS AND LENDING OFFICES

LENDER	COMMITMENT	LENDING OFFICE
Butterfield Bank (Cayman) Limited	$40,000,000.00	Butterfield House 68 Fort Street P.O. Box 705 Grand Cayman KY1-1107 Cayman Islands

Schedule I-1

SCHEDULE II

LIST OF RESTRICTED SUBSIDIARIES

(including Project Holdcos, Project Subsidiaries, Non-Securing Subsidiaries)

AND

EQUITY INTERESTS

(Restricted Subsidiaries, Borrower, Holdco, Parent, Digicel Limited)

ALL AS OF EFFECTIVE DATE

(SEE ATTACHED)

Schedule II-1

SCHEDULE II(i)

RESTRICTED SUBSIDIARIES

•	Digicel Haiti Holdings Limited

•	Digicel Trinidad and Tobago International Finance Limited

•	Digicel (Trinidad & Tobago) Limited

•	Digicel Haiti International Finance Holdings Limited

•	Digicel Haiti International Finance Limited

•	Unigestion Holding S.A.

•	Digicel Caribbean Limited

•	Digicel Holdings, Ltd.

•	Digicel S.A. de C.V.

•	Digicel (Jamaica) Limited

•	Digicel Eastern Caribbean Limited

•	Digicel Holdings Limited

•	Digicel OECS Limited

•	Digicel Grenada Limited

•	Digicel (St. Lucia) Limited

Schedule II-2

•	Digicel SVG Limited

•	Digicel (Barbados Holdings) Limited

•	Digicel (Barbados) Limited

•	Digicel Aruba Holdings B.V.

•	New Millennium Telecom Services N.V.

•	Digicel Cayman Ltd.

•	Digicel (Curacao) Holdings B.V.

•	Curacao Telecom N.V.

•	Digicel French Caribbean Holdings, S.A.R.L.

•	Digicel French Caribbean SAS

•	Digicel Antilles Françaises Guyana

•	Digicel Cayman Services Ltd.

•	Wireless Holdings (Bermuda) Ltd.

•	Telecommunications (Bermuda & West Indies) Ltd.

•	Grand Canal Finance Limited

•	Antigua Wireless Ventures Ltd.

Schedule II-3

•	Digicel Guyana Holdings Limited

•	Digicel Guyana Ltd.

•	U Mobile (Cellular) Inc.

•	Digicel (Dominica) Limited

•	Digicel Turks & Caicos Holdings Ltd.

•	Digicel Turks & Caicos Ltd.

•	Site Acquisition Services TCI Limited

•	Digicel (Suriname) NV

•	Wireless Ventures (Anguilla) Ltd.

•	Digicel Caribe Holdings Limited

•	Wireless Ventures (St Kitts-Nevis) Ltd.

•	Antilliano Por N.V.

•	Digicel (BVI) Limited[1]

•	Digicel Holdings (BTC) Limited[2]

•	The Bermuda Telephone Company Limited[3]

[1]	In the process of being designated a Restricted Subsidiary, but the process is not yet complete.
[2]	In the process of being designated a Restricted Subsidiary, but the process is not yet complete.

Schedule II-4

SCHEDULE II(ii)

BORROWER RESTRICTED SUBSIDIARIES EQUITY INTERESTS

	Digicel (Jamaica) Limited	Digicel Caribbean Limited	Digicel Eastern Caribbean Limited	Digicel Holdings Ltd.	Digicel Trinidad and Tobago International Finance Ltd.	Digicel Cayman Ltd.	Digicel OECS Limited
Jurisdiction of Incorporation/ Formation	Jamaica	St. Lucia	St. Lucia	Barbados	Barbados (with Trinidad and Tobago Branch)	Cayman Islands	Barbados
Authorized Share Capital	2,800,002	200,000,000	20,000,000	Unlimited	Unlimited	50,000,000	Unlimited
Shares Outstanding	2,138,826	47,529,412	12,340,001	1	1,000,000	8,000,000	10,000
Holders of Equity Interests	Digicel Caribbean Limited (2,138,825)[1] Colm Delves (1)	Borrower (47,529,412)	Borrower (12,340,000) Digicel Caribe Holdings Ltd. (1)	Borrower (1)	Borrower (1,000,000)	(i) Digicel Holdings Ltd. (7,750,000); (ii) Conor O’Dea (250,000)	(i) Digicel Eastern Caribbean Limited (9,102) (ii) PLS Limited (898)
Percentage of Equity Interests Owned by Holders	Digicel Caribbean Limited (100%)	Borrower (100%)	Borrower (100%)	Borrower (100%)	Borrower (100%)	(i) Digicel Holdings Ltd. (96.875%) (ii) Conor O’Dea (3.125%)	(i) Digicel Eastern Caribbean Limited (91.02%) (ii) PLS Limited (8.98%)
Operating Subsidiary, Project Subsidiary or Project Holdco	Operating Subsidiary				Project Subsidiary	Operating Subsidiary

[1]	Colm Delves is the legal owner and registered holder of 1 share in Digicel (Jamaica) Limited.

Schedule II-5

	Digicel (Barbados Holdings) Limited	Digicel Aruba Holdings B.V.	Digicel (St. Lucia) Limited	Digicel SVG Limited*	Digicel Grenada Limited	Digicel (Barbados) Limited	New Millennium Telecom Services N.V.
Jurisdiction of Incorporation/ Formation	St. Lucia	Netherlands Antilles	St. Lucia	St. Vincent and the Grenadines	Grenada	Barbados	Aruba
Authorized Share Capital	20,000,000	1,025,000	Unlimited	Unlimited	Unlimited	Unlimited	4,000,000 Aruban Florins
Shares Outstanding	17,158	1,025,000	135,000	135,000	135,000	3,000,000	954,200
Holders of Equity Interests	(i) Digicel Eastern Caribbean Limited (12,714) (ii) Warrens Telecoms Limited (4,444)	Digicel Eastern Caribbean Limited (1,025,000)	Digicel OECS Limited (135,000)	Digicel OECS Limited (135,000)	Digicel OECS Limited (135,000)	Digicel (Barbados Holdings) Limited (3,000,000)	(i) Digicel Aruba Holdings B.V. (19,084)
Percentage of Equity Interests Owned by Holders	(i) Digicel Eastern Caribbean Limited (75.0%) (ii) Warrens Telecoms Limited (25.0%)	Digicel Eastern Caribbean Limited (100.0%)	Digicel OECS Limited (100.0%)	Digicel OECS Limited (100.0%)	Digicel OECS Limited (100.0%)	(i) Digicel (Barbados Holdings) Limited (100%)	(i) Digicel Aruba Holdings B.V. (100%)
Operating Subsidiary, Project Subsidiary or Project Holdco			Operating Subsidiary	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary

Schedule II-6

	Unigestion Holding S.A.	Digicel Haiti International Finance Limited	Digicel (Curacao) Holdings B.V.	Curacao Telecom N.V.
Jurisdiction of Incorporation/ Formation	Haiti	St. Lucia	Netherlands Antilles	Netherlands Antilles
Authorized Share Capital	100,000	50,000,000	N/A	N/A
Shares Outstanding	100,000	28,604,119	10,000	100,000 Antillean Guilders
Holders of Equity Interests	Digicel Haiti International Finance Limited (St. Lucia) 96.093% ($61,500,000)[1] OneFone S.A. (Haiti) 3.906% ($2,500,000) Denis O’Brien .001%	Digicel Haiti International Finance Holdings Limited (St. Lucia) 100% ($28,604,119)	Borrower (10,000)	Digicel (Curacao) Holdings B.V. (100,000)
Percentage of Equity Interests Owned by Holders	Digicel Haiti International Finance Limited (St. Lucia) (96.093%) OneFone S.A. (Haiti) (3.906%) Denis O’Brien (.001%)	Digicel Haiti International Finance Holdings Limited (St. Lucia) (100%)	Borrower (100%)	Digicel (Curacao) Holdings B.V. (100%)
Operating Subsidiary, Project Subsidiary or Project Holdco	Project Subsidiary	Project Subsidiary		Operating Subsidiary

[1]	Each director (other than Denis O’Brien) will hold a Director Share.

Schedule II-7

	Digicel French Caribbean Holdings, S.A R.L.	Digicel French Caribbean SAS	Digicel Antilles Françaises Guyane	Digicel Haiti Holding Limited	Digicel Haiti International Finance Holding Limited	Digicel Cayman Services Ltd.
Jurisdiction of Incorporation/ Formation	Luxembourg	France	France	St. Lucia	St. Lucia	Cayman
Authorized Share Capital	1,480	3,700	1,941,598	10,000,000	10,000,000	50,000
Shares Outstanding	1,480	3,700	1,941,598	8,500,000	8,500,000	1
Holders of Equity Interests	Borrower	Digicel French Caribbean Holdings S.à.r.l.	Digicel French Caribbean SAS	Borrower	Digicel Haiti Holding Limited	Digicel Holdings Ltd.
Percentage of Equity Interests Owned by Holders	Borrower (100%)	Digicel French Caribbean Holdings S.à.r.l. (100%)	Digicel French Caribbean SAS (100% less 4 director’s shares)	Borrower (100%)	Digicel Haiti Holding Limited (100%)	Digicel Holdings Ltd. (100%)
Operating Subsidiary, Project Subsidiary or Project Holdco			Operating Subsidiary	Project Holdco	Project Subsidiary

Schedule II-8

	Digicel Guyana Holdings Limited	Digicel Guyana Ltd.	U Mobile (Cellular) Inc	Wireless Ventures (Anguilla) Ltd.	Digicel Turks & Caicos Holdings Ltd.	Digicel Turks & Caicos Ltd.	Digicel Suriname N.V.
Jurisdiction of Incorporation/ Formation	St. Lucia	St. Lucia	Guyana	Anguilla	Turks & Caicos	Turks & Caicos	Surinam
Authorized Share Capital	75,000 Class A, 25,000 Class B	75,000 Class G, 25,000 Class H	500,000	10,000	50,000	3,187,500	10,000,000 divided into 10,000 shares of $1000 each
Shares Outstanding	2	1	500,000	3,180	50,000	3,187,500	1,000

Holders of Equity Interests	Borrower (St. Lucia) 100% (2)	Digicel Guyana Holdings Limited 100% (1)	Digicel Guyana Ltd. 100%	Borrower (St. Lucia) 100% (3,180)	Borrower (St. Lucia) 100% ($50,000)	Digicel Turks & Caicos Holdings Ltd. (1,625,625) Telemedia (1,561,875)	Borrower (St. Lucia) 80% (SRD 22,500,000) Mitchell Tjin A Djie 20% (SRD 7,500,000)
Percentage of Equity Interests Owned by Holders	Borrower 100%	Digicel Guyana Holdings Limited 100%	Digicel Guyana Ltd. 100%	Borrower (St. Lucia) 100%	Borrower (St. Lucia) 100%	Digicel Turks & Caicos Holdings Ltd. 51% Telemedia Ltd. 49%	Borrower (St. Lucia) 80% Mitchell Tjin A Djie 20%
Operating Subsidiary, Project Subsidiary or Project Holdco			Operating Subsidiary	Operating Subsidiary			Operating Subsidiary

Schedule II-9

	Wireless Ventures (St. Kitts-Nevis Ltd.)	Digicel (Dominica) Ltd.	Antigua Wireless Ventures Ltd.	Wireless Holdings (Bermuda) Ltd.	Digicel (BVI) Limited[1]
Jurisdiction of Incorporation/ Formation	St. Kitts-Nevis	Dominica	Antigua & Barbuda	Bermuda	British Virgin Islands
Authorized Share Capital	10,000	100,000	5,000,000	12,000	50,000
Shares Outstanding	7,561	9,901	8,986	12,000	10,000
Holders of Equity Interests	Digicel Eastern Caribbean Limited 70% St Kitts-Nevis National Bank 10% St Kitts-Nevis Anguilla Trading and Dev. Co 10% St Kitts-Nevis Cable 10%	Digicel Eastern Caribbean Limited 100%	Digicel Eastern Caribbean Limited 100%	Digicel Caribe Holdings Limited 100% ($12,000)	(i) Digicel Eastern Caribbean Limited (9,500) (ii) JML Enterprise Holdings Limited (500)
Percentage of Equity Interests Owned by Holders	Digicel Eastern Caribbean Limited 70% St Kitts-Nevis National Bank 10% St Kitts-Nevis Anguilla Trading and Dev. Co 10% St Kitts-Nevis Cable 10%	Digicel Eastern Caribbean Limited 100%	Digicel Eastern Caribbean Limited 100%	Digicel Caribe Holdings Limited. 100%	(i) Digicel Eastern Caribbean Limited (95.0%) (ii) JML Enterprise Holdings Limited (5%)
Operating Subsidiary, Project Subsidiary or Project Holdco	Operating Subsidiary	Operating Subsidiary	Operating Subsidiary

[1]	In the process of being designated a restricted subsidiary, but the process has not been completed yet.

Schedule II-10

	Telecommunications (Bermuda & West Indies) Ltd.	Antilliano Por N.V.	Digicel (Trinidad & Tobago) Limited	Site Acquisition Services TCI Limited	Digicel Holdings, Ltd.	Digicel S.A. de C.V.	Digicel Caribe Holding Limited	Grand Canal Finance
Jurisdiction of Incorporation/ Formation	Bermuda	Bonaire	Trinidad & Tobago	Turks & Caicos	Cayman	El Salvador	St. Lucia	Bermuda
Authorized Shares	25,000	100	Unlimited	50,000	15,000,000	$32,529,658 divided into 9,487,821 shares of $3.43 each	100,000,000	10,000
Shares Outstanding	20,575	100	24,000,000	50,000	10,752,682	9,487,821	5,000	10,000
Holders of Equity Interests	Wireless Holdings (Bermuda) Ltd. 100% ($49,380)	99 shares held by Digicel Curacao (Holdings) B.V. (9,900 Naf) 1 share held by Alvin Obsersi (100 Naf)	Digicel Trinidad and Tobago International Finance Limited ($24,000,000)	Digicel (Turks & Caicos) Ltd: (50,000)	Borrower (100%) ($10,752,682)	1 Share held by Digicel Cayman Services Limited 9,487,820 shares held by Digicel Holdings, Ltd.	Borrower 100% (5,000)	Borrower 100% (10,000)
Percentage of Equity Interests Owned by Holders	Wireless Holdings (Bermuda) Ltd. 100%	Digicel Curacao (Holdings) B.V. 99% Alvin Obsersi 1%	Digicel Trinidad and Tobago International Finance Limited 100%	Digicel (Turks & Caicos) Ltd: 100%	Borrower 100%	Digicel Holdings, Ltd. 99.99% Digicel Cayman Services Limited 1%	Borrower 100%	Borrower 100%
Operating Subsidiary, Project Subsidiary or Project Holdco	Operating Subsidiary	Operating Subsidiary	Project subsidiary	Operating Subsidiary		Operating Subsidiary		Operating Subsidiary

Schedule II-11

SCHEDULE III

CONDITIONS PRECEDENT TO ADVANCE

The obligation of each Lender to make its Advance under this Agreement is subject to the satisfaction or written waiver of each of the following conditions precedent on or before the making of such Advance (with any certificates or the like required to be delivered to be dated on a date occurring on or before the date of the Advance hereunder):

(a) The Administrative Agent shall have received satisfactory evidence that (i) all filing and recording fees, stamp duties and taxes have been duly paid within the legally prescribed time to the relevant Governmental Authorities, if any, in each Applicable Jurisdiction, and (ii) that all Security Documents are in full force and effect and have been duly delivered for stamping, registration and recordation, as applicable, in each of each Applicable Jurisdiction.

(b) The Borrower shall have paid, or caused to have been paid, all accrued costs, fees and expenses of the Arranger, the Administrative Agent, the Collateral Agent and the Lenders (including the fees and expenses of New York and other local counsel to the Administrative Agent) applicable to the transactions contemplated hereby, including, but not limited to, the fees payable pursuant to the Fee Letter and the Agreement.

(c) The Administrative Agent shall have received the following, duly authorized, executed and delivered by all parties thereto, with all associated exhibits, schedules, attachments and notarizations with respect thereto and in form and substance satisfactory to the Administrative Agent:

(i) the Agreement;

(ii) Copies of each Security Document, together with (A) evidence, in form and substance satisfactory to the Administrative Agent, of the taking of all action that such Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Documents as security for the Advances and other obligations of the Borrower under this Agreement and evidence, in form and substance satisfactory to the Administrative Agent, that all documents and other instruments required to be delivered, and all other actions required to have been taken, pursuant to the Security Documents shall have been so delivered or taken, as the case may be, and (B) certified copies of all such documents and instruments referred to in clause (A) immediately preceding and evidence, in form and substance satisfactory to the Administrative Agent, that the Collateral Agent, on behalf of the Secured Parties, has a first-priority, perfected security interest in all the Collateral as security for the Advances and other obligations under this Agreement;

(iii) a certificate of the chief financial officer or chief operating officer of the Borrower as to the absence of Defaults and the accuracy of representations and warranties of the Borrower and the other Obligors under this Agreement and the other Loan Documents;

Schedule III-1

(iv) certified copies of the board resolutions or any other similar corporate or authorizing documents, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower and each other Loan Party (other than any Project Holdco, any Project Subsidiary and any Loan Party who is a natural person) party to any Loan Document, authorizing, to the extent appropriate, (A) the execution, delivery and performance of this Agreement and the other documents to be delivered hereunder, (B) the Advances and (C) the granting by it of the Liens created pursuant to the Security Documents to which it is, or will become, a party as security for the Advances and other obligations under this Agreement, certified by the Secretary of the Borrower or such Loan Party, as the case may be, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the board resolutions thereby certified have not been amended, modified, revoked or rescinded;

(v) true and complete copies of the charter and bylaws (or other organizational documents) of the Borrower, certified by the Secretary of the Borrower as complete and correct copies thereof as in effect on the Effective Date, together with any amendments thereto since the Effective Date;

(vi) a certificate of the Borrower as to the incumbency and signature of the officers of the Borrower, as of the Effective Date, executing this Agreement and any other document contemplated hereby satisfactory in form and substance to the Administrative Agent, executed by the Secretary of the Borrower;

(d) Each Loan Party who is party to a Loan Document shall have appointed a process agent and shall have furnished evidence in form and substance satisfactory to the Administrative Agent of the appointment and acceptance by a process agent for purposes of this Agreement in a manner satisfactory to Administrative Agent.

(e) The Administrative Agent and each Lender shall have received:

(i) an executed legal opinion, in form and substance satisfactory to the Administrative Agent, of Lenders’ counsel and/or Borrower’s counsel for each jurisdiction in which the Borrower or a Restricted Subsidiary is located, which opinion may be an opinion previously delivered with respect to such jurisdiction and such Person to the extent that each of the Lenders are entitled to rely on such opinion either pursuant to the terms of such opinion or pursuant to a reliance letter issued with respect thereto, which opinion in each case shall confirm that the obligations of the Borrower and the Restricted Subsidiaries with respect to this Agreement are secured by the applicable Collateral and entitled to the benefits of the Guaranty Agreements and the other applicable Loan Documents.

(ii) The Administrative Agent and each Lender shall have received an executed legal opinion, in form and substance satisfactory to the Administrative Agent, from New York counsel to the Borrower.

(iii) The Administrative Agent and each Lender shall have received an executed legal opinion, in form and substance satisfactory to the Administrative Agent, from New York counsel to the Administrative Agent.

Schedule III-2

(f) The Administrative Agent shall have received copies of such other approvals, legal opinions, documents and other instruments as are customary for transactions of the type contemplated by the Agreement or as may be reasonably requested by the Administrative Agent, including, but not limited to, a copy of any debt instrument, security agreement or other material contract to which the Borrower or any of its Subsidiaries may be party.

(g) The Lenders shall have received reasonably satisfactory (A) unaudited consolidated financial statements for the Borrower and the Restricted Subsidiaries for September 30, 2014, (B) audited financial statements for the Borrower and its subsidiaries for March 31, 2014, (C) unaudited consolidated balance sheets for the Borrower and the Restricted Subsidiaries for September 30, 2014, and (D) summary operating reports with respect to each significant operating market for September 30, 2014 detailing the number of subscribers (beginning of period, number of deletions, number of gross additions, and end of period), average revenue per user, minutes of use and subscriber acquisition costs of the applicable significant operating market.

(h) The Lenders shall have received the annual business plans for fiscal years 2015 through 2019 for the Borrower and each significant operating market, in form and substance reasonably acceptable to each Lender.

(i) The Administrative Agent shall have executed and delivered an Accession Agreement as contemplated by Section 9.5 of the Common Agreement whereby this Agreement is designated an Additional Senior Secured Financing Document, the Lenders are designated Additional Senior Secured Creditors, the Administrative Agent is designated an Additional Senior Secured Facility Agent and the Advances are designated Additional Senior Secured Advances, in each case under the Common Agreement.

(j) There shall be no Material Adverse Change since March 31, 2014.

(k) The Borrower shall have provided a Notice of Borrowing requesting an Advance that shall specify the date of such Advance and the amount of such Advance shall be the aggregate amount of the Commitments of all of the Lenders on the date of such Advance.

(l) Each Lender shall be satisfied that the BTC Acquisition will be consummated within three (3) Business Days of the making of its Advance hereunder in accordance with all applicable laws and the terms and conditions of the Combination Agreement and the statutory merger agreement entered into pursuant thereto, including but not limited to the repayment in full of the BNTB Loan (as defined in the Combination Agreement).

(m) The Borrower shall have delivered to each Facility Agent (i) a written notice designating each of Digicel Holdings (BTC) Limited and The Bermuda Telephone Company Limited as a “Restricted Subsidiary” and (ii) a certificate of the chief financial officer certifying that immediately after such designation (A) no Default has occurred and is continuing and (B) the Borrower will be in compliance with Section 5.16 of the Common Agreement on a pro forma basis, in each case pursuant to and in accordance with Section 8.5 of the Common Agreement.

Schedule III-3

SCHEDULE IV

ADDITIONAL COVENANTS

1.	Total Debt to EBITDA Ratio. Maintain at all times a ratio of (i) total Debt (other than Subordinated Debt) of the Borrower and the Non-Project Subsidiaries on a Consolidated basis as of such date (including the outstanding Advances) to (ii) EBITDA, equal to or less than 4.0 to 1.0.

2.	Total Senior Secured Debt to EBITDA Ratio. Maintain at all times a ratio of (i) total Senior Secured Debt of the Borrower and the Non-Project Subsidiaries on a Consolidated basis as of such date (including the outstanding Advances) to (ii) EBITDA, equal to or less than 2.25 to 1.0.

3.	Notwithstanding anything to the contrary in Section 5.2 hereof, the Borrower shall comply with the provisions of Section 6.1(e) of the Common Agreement, but the reference therein to Section 6.2(b) shall instead be to Section 4 below and the reference to an EBITDA of 3.0 to 1.0 shall instead be to an EBITDA of 2.25 to 1.0.

4.	In addition to the provisions of Section 6.2(b) of the Common Agreement, the Borrower shall not, and shall cause its Restricted Subsidiaries not to, directly or indirectly, create, incur, assume or suffer to exist, or permit any of the Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt other than Debt of the Borrower owed to any Person (other than an Affiliate of the Borrower) to the extent (i) immediately after incurring such Debt, the Total Debt to EBITDA Ratio, on a pro forma basis to give effect to such Debt, is less than the maximum Total Debt to EBITDA Ratio required to be maintained pursuant to Section 1 above as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered in accordance with Section 5.6(b) of the Common Agreement and (ii) such Debt has an average life no shorter than the average remaining life of the Debt under this Agreement (assuming the Commitments of the Lenders were fully drawn on the Effective Date).

5.	The Borrower shall cause the BTC Acquisition to be consummated within three (3) Business Days of the making of the Advance hereunder in accordance with all applicable laws and the terms and conditions of the Combination Agreement and the statutory merger agreement entered into pursuant thereto, including but not limited to the repayment in full of the BNTB Loan (as defined in the Combination Agreement).

6.	The Borrower shall, within three (3) Business Days of the making of the Advance hereunder, deliver to each Facility Agent (i) a written notice designating each of Digicel Holdings (BTC) Limited and The Bermuda Telephone Company Limited as a “Restricted Subsidiary” and (ii) a certificate of the chief financial officer certifying that immediately after such designation (A) no Default has occurred and is continuing and (B) the Borrower will be in compliance with Section 5.16 of the Common Agreement on a pro forma basis, in each case pursuant to and in accordance with Section 8.5 of the Common Agreement.

Each of the foregoing covenants in paragraphs 1 through 4 shall be calculated at the times and in the manner provided in, and the capitalized terms used in the foregoing covenants and not otherwise defined in the Agreement shall have the meaning set forth in, the Common Agreement as in effect on the Effective Date without giving effect to any amendment, supplement, waiver or modification of the Common Agreement to the extent the same would alter the calculation times or manner of, or the definitions used in, the foregoing covenants in paragraphs 1 through 4.

Schedule IV-1

SCHEDULE V

NOTICE INFORMATION FOR LENDERS

LENDER	NOTICE INFORMATION
Butterfield Bank (Cayman) Limited	Butterfield House, 68 Fort Street P.O. Box 705 Grand Cayman KY1-1107, Cayman Islands Attention: Senior Manager, Corporate Banking Phone: 345-815-7686 Fax: 345-815-7969

Schedule V-1

SCHEDULE 8.2

NOTICE INFORMATION FOR THE BORROWER AND ADMINISTRATIVE AGENT

Notice Information for Borrower:

Digicel International Finance Limited

c/o Digicel Group

14 Ocean Boulevard

Kingston

Jamaica

Attention: Lawrence Hickey, Chief Financial Officer

Alternative address for communications by facsimile:

+353 1 664 3881

Notice Information for Administrative Agent:

Citibank, N.A.

1615 Brett Rd OPS III

New Castle, DE 19720

Attention: Melik Khoury

Tel: 1-302-323-3611

Fax: 1-212-994-0961

Schedule 8.2-1

EXHIBIT A

FORM OF

NOTE

US$        New York, New York

                 , 2015

FOR VALUE RECEIVED, the undersigned, DIGICEL INTERNATIONAL FINANCE LIMITED, an international business company organized and existing under the laws of St. Lucia (the “Borrower”), hereby unconditionally promises to pay to the order of                     (the “Lender”) at the office of [                                        ,                     ADDRESS], in lawful money of the United States of America and in immediately available funds, the principal amount of         DOLLARS (U.S.$        ), or, if less, the unpaid principal amount of the Advances made by the Lender pursuant to Section 2.1 of the Tranche I Credit Agreement (as hereinafter defined) on the dates and in the amounts specified in the Tranche I Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.7 of the Tranche I Credit Agreement.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Advance and the date and amount of each payment or prepayment of principal with respect thereto, each continuation thereof and the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Advances.

This Note (a) is one of the Notes referred to in the Tranche I Credit Agreement, dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Tranche I Credit Agreement”), among the Borrower, the Lenders from time to time parties thereto and Citibank, N.A., as Administrative Agent, (b) is subject to the provisions of the Tranche I Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Tranche I Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Tranche I Credit Agreement.

Exhibit A-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Tranche I Credit Agreement and used herein shall have the meanings given to them in the Tranche I Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A-2

This Note shall be governed by and construed in accordance with the laws of the State of New York.

DIGICEL INTERNATIONAL FINANCE LIMITED

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-3

Schedule A

to Note

ADVANCES AND REPAYMENTS OF ADVANCES

Date	Amount of Advances	Interest Period and Interest Rate with Respect Thereto	Amount of Principal of Advances Repaid	Unpaid Principal Balance of Advances	Notation Made By

Exhibit A-4

EXHIBIT B

FORM OF

NOTICE OF BORROWING

Citibank, N.A.,

  as Administrative Agent

1615 Brett Rd OPS III

New Castle, DE 19720

Attention: Melik Khoury

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.2 of the Tranche I Credit Agreement, dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among DIGICEL INTERNATIONAL FINANCE LIMITED, an international business company organized and existing under the laws of St. Lucia (the “Borrower”), the Lenders from time to time parties thereto and Citibank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders thereunder. Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Loan Agreement, whether defined therein or by reference.

The undersigned Borrower hereby requests, irrevocably, pursuant to Section 2.2 of the Loan Agreement, that Advances be made in the aggregate principal amount of U.S.$        , and in that connection sets forth below the following information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2 of the Loan Agreement:

(i) The date of the Proposed Borrowing is                 ,     (the “Advance Date”).

(ii) The initial Interest Period for the proposed Borrowing shall end on [specify last date of calendar quarter ending at least thirty (30) days after the Advance Date].

(iii) The use of proceeds of the Proposed Borrowing is to [identify permitted purposes.]

(iv) The proceeds of the Borrowing are to be made available on the Advance Date to the Borrower as follows:

[list account information]

Exhibit B-1

The undersigned hereby certifies that the following statements will be true on the Advance Date:

(A)	The amount of the Proposed Borrowing does not exceed the aggregate Commitments of all of the Lenders, and Annex A hereto correctly sets forth the Commitment of each Lender as of the Advance Date immediately prior to the Proposed Borrowing; and

(B)	no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

The Borrower acknowledges that this Notice of Borrowing is being delivered to you, on behalf of the Lenders identified in Annex A hereto, prior to the effectiveness of the Loan Agreement or the occurrence of the Effective Date thereunder and the Borrower hereby indemnifies each such Lender against any loss, cost or expense incurred by such Lender as a result of the Loan Agreement for any reason not being entered into or the failure of the Effective Date thereunder to have occurred, in either case, on or before the Advance Date, including without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing requested under this Notice of Borrowing if such Advance is not made on the Advance Date as a result thereof.

The Borrower has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by the undersigned, an authorized officer of the Borrower, this     day of                 ,         .

DIGICEL INTERNATIONAL FINANCE LIMITED as Borrower

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-2

ANNEX A TO NOTICE OF BORROWING

COMMITMENTS OF LENDERS

A. Lender	B. Lender’s Commitment to be drawn on Advance Date

[Lender]	US$

Exhibit B-3

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE

Dated as of

Reference is made to the Tranche I Credit Agreement, dated as of May 29, 2015 (as amended, supplemented or otherwise modified from time to time, the “Tranche I Credit Agreement”), among Digicel International Finance Limited (the “Borrower”), the Lenders from time to time parties thereto and Citibank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Tranche I Credit Agreement and used herein shall have the meanings given to them in the Tranche I Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the assignee identified on Schedule l hereto (the “Assignee”) agree severally with respect to all information relating to it and its assignment hereunder and on Schedule 1 hereto as follows:

(1) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), an interest in and to the Assignor’s rights and/or obligations (i) under the Tranche I Credit Agreement as of the date hereof equal to the percentage interests specified on Schedule 1 hereto of the rights and/or obligations under the Tranche I Credit Agreement (such assigned interest, the “Assigned Interest”) and (ii) under the Common Agreement to the extent of the Assigned Interest. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

(2) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Tranche I Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Tranche I Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective Obligations under the Tranche I Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in its Commitment, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

(3) The Assignee (a) represents and warrants that its name set forth on Schedule 1 hereto is its legal name and that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Tranche I Credit Agreement and the Common Agreement, together with copies of the financial statements referred to in Section 5.6 of the Common Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Tranche I Credit Agreement, the Common Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action, respectively, as agent on its behalf and to exercise such powers and discretion under the Tranche I Credit Agreement, the Common Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent or the Collateral Agent by the terms thereof, together with such powers as are incidental thereto; and (f) agrees that it will be bound by the provisions of the Tranche I Credit Agreement and the Common Agreement and will perform in accordance with their respective terms all the obligations which by the terms of the Tranche I Credit Agreement and the Common Agreement are required to be performed by it as a Lender.

(4) Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto.

(5) Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Tranche I Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Tranche I Credit Agreement (other than its rights and obligations under the Loan Documents that are specified under the terms of such Loan Documents to survive the payment in full of the Obligations of the Loan Parties under the Loan Documents to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and, at such time as this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of the Assignor under the Tranche I Credit Agreement, the Assignor then shall cease to be a party to each such agreement.

(6) Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Tranche I Credit Agreement and any and all Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal and interest with respect thereto) to the Assignee. The

Exhibit C-2

Assignor and the Assignee shall make all appropriate adjustments in payments under the Tranche I Credit Agreement and any and all Notes for periods prior to the Effective Date directly between themselves.

(7) This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by facsimile shall be effective as delivery of an original executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Exhibit C-3

Schedule 1

to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of assignment:

Percentage of undrawn Commitments assigned:     %

Amount of undrawn Commitment assigned: U.S.$

Assignee’s Commitment after assignment: U.S.$

Assignor’s Commitment after assignment: U.S.$

Percentage of outstanding Advances assigned:     %

Principal amount of outstanding Advances assigned: U.S.$

Assignee’s outstanding principal amount of Advances after assignment: U.S.$

Assignor’s outstanding principal amount of Advances after assignment: U.S.$

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Name:		Name:
Title:		Title:

Accepted:

, as
Administrative Agent

By:
Name:
Title:

Exhibit C-4